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As filed with the Securities and Exchange Commission on November 17, 2005

Registration No. 333-129345

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIFETIME BRANDS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	34203 (Primary Standard Industrial Classification Code Number)	11-2682486 (I.R.S. Employer Identification Number)

One Merrick Avenue
Westbury, NY 11590
(516) 683-6000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Robert McNally
Vice-President and
Chief Financial Officer
Lifetime Brands, Inc.
One Merrick Avenue
Westbury, NY 11590
(516) 683-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Lawrence Levinson, Esq. Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174 (212) 704-6251	Daniel J. Zubkoff, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 (212) 701-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plan, check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee and the NASD listing fee.

SEC Registration Fee	7,627.25
NASD Filing Fee	6,980.00
Printing Costs	105,000.00
Legal Fees and Expenses	225,000.00
Accounting Fees and Expenses	130,000.00
Transfer Agent and Registrar Fees	5,000.00
Miscellaneous	1,392.75
Total	$481,000.00

Item 15.     Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of our officers and directors under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

        Article VII of the Registrant's Bylaws provides for indemnification of its directors, officers and employees against liabilities and expenses in connection with any legal proceeding to which he/she may be made a party or with which he/she may become involved or threatened by reason of having been an officer, director or employee of the Registrant. The indemnification shall apply with respect to any matters which are disposed of by settlement, judgment or otherwise. Indemnification shall be made only if the board of directors determines by a majority vote of a quorum consisting of disinterested directors, that indemnification is proper in the circumstances because the person seeking indemnification has met applicable standards of conduct and that indemnification is not in violation of the Delaware General Corporation Law. It must be determined that the director, officer or employee acted in good faith with the reasonable belief that his/her action was in or not opposed to the best interests of the Registrant and with respect to any criminal action or proceeding, he/she had no reasonable cause to believe that his conduct was unlawful.

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General

Corporation Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        The Registrant has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification. The Registrant intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions.

        In addition to the foregoing, the Underwriting Agreement contains certain provisions by which the Underwriters have agreed to indemnify the Registrant and each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act, each director of the Registrant and each officer of the Registrant who signs the Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

        At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

        The Registrant maintains a directors and officers liability insurance policy with Travelers Casualty and Surety Co. The policy insures the directors and officers of the registrant against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts.

Item 16.     Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Second Restated Certificate of Incorporation of the Company**
3.2	By-Laws of the Company(1)
5.1	Opinion of Troutman Sanders LLP
15.1	Letter of Ernst & Young LLP as to Unaudited Financial Information
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of KPMG LLP Independent Auditors
23.3	Consent of Troutman Sanders LLP (included in Exhibit 5.1)
24.1	Power of Attorney**

**
Previously filed.

(1)
Incorporated by reference to Form S-1, No. 33-40154.

(b)
Financial Statement Schedules

        Schedule II—Valuation Accounts

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.     Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding)is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westbury, State of New York, on November 17, 2005.

LIFETIME BRANDS, INC.
/s/ JEFFREY SIEGEL Jeffrey Siegel Chairman of the Board of Directors, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form S-3 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY SIEGEL Jeffrey Siegel	Chairman of the Board of Directors, Chief Executive Officer and President	November 17, 2005
/s/ RONALD SHIFTAN Ronald Shiftan	Vice Chairman, Chief Operating Officer and Director	November 17, 2005
/s/ ROBERT MCNALLY Robert McNally	Vice-President—Finance and Treasurer (Chief Financial Officer)	November 17, 2005
* Howard Bernstein	Director	November 17, 2005
* Michael Jeary	Director	November 17, 2005
* Sheldon Misher	Director	November 17, 2005
* Cherrie Nanninga	Director	November 17, 2005
* Craig Phillips	Director	November 17, 2005
* William Westerfield	Director	November 17, 2005

*
By Robert McNally as attorney-in-fact.

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.
3.1	Second Restated Certification of Incorporation of the Company.**
3.2	By-Laws of the Company(1)
5.1	Opinion of Troutman Sanders LLP
15.1	Letter of Ernst & Young LLP as to Unaudited Financial Information
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of KPMG LLP Independent Auditors
23.3	Consent of Troutman Sanders LLP (included in Exhibit 5.1)
24.1	Power of Attorney**

**
Previously filed.

(1)
Incorporated by reference to Form S-1, No. 33-40154.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX